Exhibit 4.190

STATE COMMITTEE FOR COMMUNICATION, INFORMATIZATION AND COMMUNICATION TECHNOLOGIES OF THE REPUBLIC OF UZBEKISTAN

LICENSE

AA # 0005149

Type of License

Standard

Date of issue

September 08, 2014

Validity term of the License:

from 08.09.2014 to 08.09.2029

Name of the Licensee:

Limited Liability Company
“UNIVERSAL MOBILE SYSTEMS”

Address and bank details of the Licensee

24 Amir Temur avenue, Yunusabad district, Tashkent, transaction account 20208000900381984001 in LLP AK Aloqabank MFO 00401, TIN 303020732

THIS LICENSE GRANTS THE RIGHT TO BE ENGAGED IN THE FOLLOWING ACTIVITIES:

design, construction, operation and rendering services of local telecommunication networks

IN ACCORDANCE WITH THE ATTACHED LICENSE AGREEMENT

Signature of the Manager: (signed) Stamp

Validity term of the License is extended:                      from                     to

L.S. Signature of the Manager:

Validity term of the License is extended:                      from                     to

L.S. Signature of the Manager:

(The attached License Agreement is an integral part of this License)

Register # 707

LICENSE AGREEMENT

between

State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan

and

“UNIVERSAL MOBILE SYSTEMS” LLC

to a license for the right to be engaged in design, construction, operation and rendering services of local telecommunication networks

This License Agreement is an integral part of the license of the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan,

series AA #0005149

1. General Part

This License Agreement was concluded by and between the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan (4 Amir Temur avenue, Tashkent 100047, phone: 233-66-45, phone/fax: 239-87-82; transaction account 23411000400155252362 in OPERU AK Aloqabank Tashkent, MFO 00401, TIN 201221770) represented by its Chairman H.M. Mirzakhidov acting under the Provisions, hereinafter referred to as the “Licensor”, on the one hand, and “UNIVERSAL MOBILE SYSTEMS” Limited Liability Company (24 Amir Temur avenue, Yunusabad district, Tashkent, phone: 235-94-35, fax: 234-45-17. Transaction account 20208000900381984001 in LLP AK Aloqabank Tashkent, MFO 00401, TIN 303020732) represented by its Director D.G. Nagorny acting under the Charter, on the other hand, hereinafter referred to as the “Licensee”; it is an integral part of the License of the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan, series AA #0005149, issued under the Order #36-L of the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan dated 08.09.2014.

This License Agreement is draw-up on the basis of:

Law of the Republic of Uzbekistan “On Protection of Consumers’ Rights” dated 26.04.1996;

Law of the Republic of Uzbekistan “On Telecommunications” dated 20.08.1999;

Law of the Republic of Uzbekistan “On Licensing Certain Types of Activities” dated 25.05.2000;

Decree of the President of the Republic of Uzbekistan # PP-513 “On measures to increase the efficiency of investigative activities in communication networks of the Republic of Uzbekistan” dated 21.11.2006;

Decree of the President of the Republic of Uzbekistan # PP-589 “On additional measures to improve the system of telecommunication networks management in the Republic of Uzbekistan” dated 20.02.2007;

Resolution of the Cabinet of Ministers of the Republic of Uzbekistan # 318 “On financial sanctions (fines) for breaches of the requirements of regulations, government and industry standards, the quality of services in the field of communication” dated 14.08.2000;

Resolution of the Cabinet of Ministers of the Republic of Uzbekistan # 458 “On measures to improve management system in the field of telecommunications and postal services” dated 22.11.2000 ;

Resolution of the Cabinet of Ministers of the Republic of Uzbekistan # 421 “On approval of the amount of the state duty in order to carry out activities in the field of telecommunications” dated 24.10.2001;

Resolution of the Cabinet of Ministers of the Republic of Uzbekistan #355 “On approval of provisions on the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan and on the State Inspectorate for Supervision of Communications, Information and Communication Technologies” dated 19.12.2012.

2. Definitions

License means a resolution (right) to carry out the licensed activity type subject to mandatory compliance with the requirements and conditions of the license agreement issued by the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan.

Licensee means a legal entity licensed to perform the licensed activity type, i.e. Limited Liability Company “UNIVERSAL MOBILE SYSTEMS”.

Licensing Authority (Licensor) means a specially authorized body carrying out licensing in accordance with the legislation, i.e. the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan.

Parties means both the Licensee and the Licensor.

License Agreement means an agreement concluded between the Licensor and the Licensee that regulates relations between them on the acceptance and use by the Licensee of the license to conduct the licensed type of activity.

Supervisory Authority means an authority responsible for supervising execution of the License Agreement within the established competence (the State Inspectorate for Supervision of Communications, Information and Communication Technologies at the State Committee of Communications, Information and Communication Technologies of the Republic of Uzbekistan).

ITU means International Telecommunication Union.

Telecommunication Operator means a legal entity that owns a telecommunication network in accordance with the property right or other proprietary rights ensuring its operation, development and rendering of telecommunications services.

Provider of telecommunication services means a legal entity that provides telecommunication services to users via operators’ networks on a commercial basis.

LESS User means a government body that has the legally established right to conduct law enforcement support activities in telecommunication networks;

Law Enforcement Support System means a hardware and software complex to ensure law enforcement support;

Technical means of LESS means parts of Law Enforcement Support System hardware and software installed both on the Operator’s side and on the LESS User’s;

Technical means of LESS of the Operator means specialized hardware and software designed to provide law enforcement support activities, which form a part of the operators’ equipment

Republican Center for Management of  Telecommunication Networks in Uzbekistan (RCM TNU) means an authority that coordinates and ensures effective functioning of telecommunication networks, as well as rational use and development of telecommunication resources, creates a system of coordinated management of networks of different operators to best meet the needs for telecommunication services and provides prioritized use of networks in the interests of state executive, administration, defense and national security bodies of the Republic of Uzbekistan.

3. General Provisions

3.1. In accordance with the License of the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan, series AA #0005149 dated 08.09.2014, the Licensee is granted the right to be engaged in design, construction, operation and rendering services of local telecommunication networks.

3.2. Validity term of the License:

Commencement - 08.09.2014  Termination - 08.09.2029

3.3. The Licensor has the right to amend the License Agreement unilaterally considering all the license conditions due to the need to ensure sustainability of telecommunication networks in the interests of public authorities and management bodies, proper functioning of the telecommunication services market, protection of the rights and interests of users of the services, operators and providers, as well as due to the need to attract investments, including foreign ones, and in the case of changes in the legislation of the Republic of Uzbekistan, government and industry standards;

3.3.1. The Licensor shall notify the Licensee and concerned organizations and enterprises about the changes made to the License Agreement justifying their necessity in writing.

3.3.2. The License Agreement may be amended by the Licensor and upon a motivated request written by the Licensee.

3.4. The License may be suspended in the following cases:

• detection of violation by the Licensee of the license requirements and conditions stipulated in the License Agreement;

• failure of the Licensee to fulfill the orders of the Supervisory Authority requiring the Licensee to eliminate the detected violations.

3.4.1. When identifying the reasons for the License suspension, the Licensor or the Supervisory Authority shall issue for the Licensee an order to eliminate violations. If the Licensee does not eliminate the violations within a specified period upon receipt of the order, the license may be suspended.

The License suspension shall be carried out either by the Licensor or by court.  The Licensor may suspend the License for a period not exceeding ten working days, and the court - for a period of more than ten working days.

3.5. The License shall be terminated in the following cases:

the Licensee applies for termination of the License;

liquidation of a legal entity - since the moment of liquidation or termination of its activities resulting from reorganization - since the moment of reorganization, excluding its conversion;

systematic or single gross violation by the Licensee of the license requirements and conditions stipulated in the License Agreement;

failure of the Licensee to eliminate the circumstances that led to the License suspension within a period specified by the Licensing authority;

establishing illegality of the decision of the Licensing authority to grant the License;

termination of the License.

The decision to terminate the License shall be made by the Licensing authority or court in accordance with the legislation.

3.6. The License may be revoked in the following cases:

if the Licensee has not provided the Licensor with a document confirming payment of the state duty for the License issuance or has not signed the License Agreement within three months upon sending (delivery) of the notification on the decision to grant the License;

application of the Licensee to revoke the License;

establishing the fact of obtaining the License using fake documents.

The decision to revoke the License shall be made by the Licensing authority or court in accordance with the legislation.

3.7. Assignment of rights under this License to other persons is prohibited.  The Licensee may not sell or otherwise assign any rights or obligations under this License in part or in full to a third party.

3.8. Tariffs for rendered services of local telecommunication networks are set out in accordance with the laws of the Republic of Uzbekistan.

Upon request of the Licensor or Supervisory Authority, the Licensee shall provide information about existing tariffs for services rendered.

3.9. When using services of local telecommunication networks, benefits and advantages can be provided for certain categories of public officials, diplomatic and consular representatives of foreign states, international organizations, as well as certain groups of citizens.

The lists of benefits and categories of officials and citizens eligible for benefits and advantages are determined by the laws of the Republic of Uzbekistan, as well as by international contracts and agreements.

3.10. Technical telecommunications facilities of the Licensee shall be certified in accordance with the requirements of laws and regulations applicable in the Republic of Uzbekistan.

3.11. Reciprocation of the Licensee’s network with the public telecommunication networks and dedicated networks is allowed only if the operators are licensed by the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan, and with foreign networks - in the manner prescribed by the laws of the Republic of Uzbekistan.

Connection of a local telecommunication network to the public network shall be carried out at the expense of the Licensee.

Protocols and specifications for signaling and numbering used in the local telecommunication network of the Licensee shall comply and be interconnected with the protocols and specifications authorized by the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan for use on networks of the Republic of Uzbekistan.

3.12. The Licensee shall ensure:

• access to its networks of networks of other operators and providers on egalitarian basis;

• network interconnection under the specifications set out by the operator of the connecting telecommunications network issued in accordance with the applicable rules and regulations.

3.13. When other operators and providers seek connection to the network.  The Licensee shall provide specifications for connection to its network in accordance with the applicable rules and regulations.

Network interconnections are carried out on the basis of agreements between the Licensee, operators and providers of relevant telecommunications networks.

3.14 Design decisions made by the Licensee for the design and construction of local telecommunication network, including environmental protection, fire prevention and electrical safety, shall meet requirements of the building regulations applicable in the Republic of Uzbekistan.

Design decisions shall undergo approval of sanitary and architectural authorities, as well as other concerned organizations, on the possibility of implementing a design decision and placement of equipment in the specified location.

3.15. An application for extension of validity of the License shall be submitted by the Licensee to the Licensing Authority (State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan) not later than two months prior to the expiration of the License.

3.16. Prior to the approval of relevant technical requirements, the following is prohibited:

• design, construction and operation of fiber-optic cables in telecommunication networks on power transmission towers;

• to carry out connection of fiber-optic cables suspended on power transmission towers to the public telecommunication networks.

4. Responsibilities of the Licensee

4.1. To carry out design, construction, operation and services of local telecommunication networks in accordance with the applicable legislation of the Republic of Uzbekistan, state and industry standards, established rules and technical standards and conditions of this License Agreement, as well as in accordance with the terms of contracts entered into with users.

4.2. To provide:

• availability of copies of the License at facilities and customer service locations;

• compliance with the requirements of information security, data protection, reliability and stability of the network and law enforcement support activities;

• security measures at facilities in order to prevent unauthorized access to the places of installation of technical equipment and  intervention in the organization of activities in accordance with the laws and regulations of the Republic of Uzbekistan;

• unimpeded access to the facilities of authorized employees of the Supervisory Authorities, assistance in the conduct of audits;

• implementation of the orders of regulatory bodies in a timely manner;

• parameters of standardized characteristics (to establish connections, disconnections) determining the quality of service provided to a user;

• compliance with the rights of consumers of services in accordance with applicable law;

• presence at the workplace of regulations and normative technical documents of the Republic of Uzbekistan required for the organization of activities;

• provision of special governmental communication services and leased channels and paths to subscribers subject to the list determined by the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan;

• compliance with acceptable levels of radio noise emissions and health standards established in the Republic of Uzbekistan in accordance with the resolutions and the established standards and rules;

• submission of the state and departmental statistical reporting to established addresses and on established terms, as well as information about the licensed activity upon request of the Licensor;

• at least three experts in the company staff with higher technical education and with experience in the design and construction of telecommunication networks for at least five years;

• compliance with building regulations and departmental rules of technological design.

4.3. When changing the legal form of the Licensee, its name and location (postal address), the Licensee shall submit an application for License renewal to the Licensor with the relevant documents confirming the specified data within one month upon re-registration.

4.4. In accordance with established procedure to submit certificates of compliance alongside with the purchase of equipment.

4.5. To render services to any entity if appropriate engineering capabilities are available.

Service rendering may be denied, provided that:

• service rendering may jeopardize security and defense of the state, as well as health and safety of people;

• the user does not pay for the rendered service in time;

• the user uses or intends to use communication equipment for any unlawful purposes or receives communication services illegally, operates the provided equipment in violation of the rules of technical operation or uses uncertified equipment.

Denial must be justified in each case.

4.6. To render services authorized in the Republic of Uzbekistan.

4.7. To coordinate changes in the characteristics and parameters of the technical means of telecommunications with the Licensor.

4.8. To provide the Licensor and subscribers with a one-month notice on its decision and intention to discontinue rendering services of its local telecommunications network.

4.9. To have measuring instruments (MI) checked in the prescribed manner, or to use the MI of other business entities for regular (periodic) measurements of parameters of the equipment operated the company in the established measurement units and with a given degree according to the methods of measurement.

4.10. The Head of the Licensee shall be responsible for the full, timely and accurate provision of the data necessary for calculation and transfer of financial penalties (fines) for violation of regulations, government and industry standards, quality of services rendered and other violations under applicable law.

4.11. To pay the next annual payment of the state fee no later than 30 days prior to the beginning of the next year of using the License (in case of annual payment of the state fee in equal installments during the term of the License).

4.12. To specify the License number and the name of the issuing authority when placing and distributing advertisements on activities under this agreement.

4.13. To enter into contracts with business entities for execution of works or rendering of telecommunications services implementation of which requires licensing, if the business entities have relevant licenses.

5. Special Requirements

5.1. In emergency situations (military actions, earthquakes, floods, fires, epidemics, etc.) a specially authorized body in the telecommunications sector has a priority right to use, to limit or to suspend operation of any networks and telecommunication means of the Licensee.

5.2. The Licensee gives absolute priority to all communication concerning life safety at sea, land, air, space, urgent measures in the field of defense, security and law enforcement in the Republic of Uzbekistan, as well as communication concerning major accidents, disasters, epidemics and other extraordinary circumstances.

5.3. Technical means of the Licensee cannot be used for the purpose of calling for violent change of the existing constitutional order and territorial integrity of the Republic of Uzbekistan, the propaganda of war and violence, cruelty, national, racial and religious hatred, disclosure of state or other secrets protected by law, committing other acts entailing criminal liability.

5.4. In cases stipulated by the legislation of the Republic of Uzbekistan, centralized management of the local telephone network of the Licensee is carried out by the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan.

5.5. The Licensee shall ensure network information security, including the privacy of telephone conversations and non-disclosure of information constituting state and other secrets.

5.6. The Licensee ensures safety of state secrets by taking administrative, organizational, engineering and other measures in accordance with the established regulations of the supreme bodies of state power and administration of the Republic of Uzbekistan.

5.7. The Licensee shall ensure the primary provision of communication channels for the needs of government, defense, security and law enforcement bodies in the Republic of Uzbekistan.

The Licensee shall organize and implement measures to ensure operation of communication systems and centralized warning at the regional and local levels and all modes of operation of the State system of prevention and emergency actions of the Republic of Uzbekistan.

The Licensee shall take priority and urgent measures to replace communication channels or restore them in case of damage.

5.8. All switching systems used by the Licensee must necessarily have a set of hardware and software that provides conducting of special technical measures by law enforcement agencies. Any additional equipment, its repair and maintenance or characteristics necessary for special technical measures should be installed at the expense of the Licensee.

The right to choose the necessary hardware and software designed to perform specific technical activities is kept by the authority that is legally permitted to carry out these activities.

5.9. The Licensee shall develop a plan for emergency mobilization and coordinate it with the Licensor and local authorities in the prescribed manner.

5.10. In cases established by the legislation of the Republic of Uzbekistan, state authorities have the right to restrict export and import of certain technical means of the local telecommunication network of the Licensee and their sale on the domestic market in the absence of the necessary level of standardization, retrieval, quality of products and mandatory certification.

5.11. Information owned by the state shall be processed only in the systems with security certificate.

5.12. When designing, constructing and operating the local telecommunication network, the Licensee is required to provide at its own expense installation and operation of the equipment used to conduct law enforcement support activities in the network by the bodies carrying out law enforcement support activities, as well as to assist and provide measures to prevent the disclosure of organization and tactics of these activities.

5.13. The Licensee’s Network Management System shall be built as required and shall comply with the following requirements:

• the Licensee’s Network Management System shall be an autonomous system being a part of the system of management of telecommunication networks in Uzbekistan;

• the System of management of the Licensee’s telecommunication network operation shall interact with the system of management of telecommunication networks in Uzbekistan in terms of ensuring coordination of the telecommunication network management carried out by the operators in everyday conditions, as well as centralized management of telecommunication networks in emergency situations;

• the Licensee’s Network Management System shall be built around the concept of TMN  telecommunication networks management in accordance with ITU-T Recommendations and provide a full range of tasks for management, planning, maintenance, operational and administrative management of the network and services within the territory served by the operator and a specific license;

• the Licensee’s Network Management Center shall be on the territory of Uzbekistan, the operator shall take measures to prevent unauthorized tampering and network management;

• terms of implementation of the automated management system and creation of the Licensee’s Telecommunication Network Management Center shall be agreed with the Licensor;

• the Licensee shall comply with the instructions of RCM TNU in the prescribed manner;

• the Licensee shall provide to RCM TNU information about the status of its telecommunication networks in the prescribed manner;

• the Licensee shall use equipment that is certified in accordance with the rules of the National Certification System of the Republic of Uzbekistan;

• the Licensee shall provide network management in real time, as well as organizational and technical unification of network management based on the unification of technical, information, program and algorithmic tools in accordance with the current regulations;

• development of the Licensee’s Telecommunication Network Management Systems shall be coordinated and consistent with RCM TNU;

• unified criteria for assessing the telecommunication network performance established by the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan shall be used in the management system;

• in order to ensure operation of the system of management of telecommunication networks in Uzbekistan, a data base based on a unified system of classification and coding of telecommunication networks and its elements shall be created;

• reliability and survivability of the management system shall be higher than the reliability parameters of managed networks and telecommunication facilities;

• the system of operational and technical management of telecommunication network of the Licensee shall be interfaced with the system of operational and technical management of telecommunication networks of Uzbekistan in accordance with regulatory requirements.

5.14. The Licensee shall:

• carry out the relevant work to create necessary conditions for the implementation of LESS on its telecommunication network in accordance with the requirements of the LESS User and ensure compliance with regulatory and legal acts applicable in the regulation of LESS established by the legislation of the Republic of Uzbekistan.

• develop and submit to the Licensor and the LESS User the LESS TN Implementation Plan in accordance with the Requirements to the Plan on Implementation of LESS Equipment in a Telecommunication Network setting forth requirements for LESS within 60 days upon receipt of the License.

• enter into a contract with the UNICON.UZ SUE for certification of equipment operated regarding LESS.

• agree measures to limit the circle of persons involved in the installation of LESS TN with the LESS User, provide actions aimed at preventing of the disclosure of organizational, technical and tactical methods of law enforcement support and employees executing them.

• provide the LESS User with access to databases of subscribers and telecommunication services rendered by it around the clock in real time via organized remote access channels, as well as regularly update this information in databases and store it for a period of 3 years or less.

5.15. The Licensor has the right to suspend activities of the Licensee in cases of non-compliance with the requirements of the License Agreement in part of obligations of implementation and maintenance of LESS TN and their smooth functioning detected during the inspection of the State Inspectorate for Supervision of Communications, Information and Communication Technologies at the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan.

6. Rights of the Licensee

The Licensee has the right to:

• carry out design, construction, operation and rendering of services of local telecommunication networks;

• participate in the development and modernization of telecommunication networks, including as equity participation in the implementation of targeted programs and activities to ensure the safety of facilities and the development of regulations;

• provide the Licensor motivated proposals for amendments and additions to the License Agreement;

• apply for termination and revocation of the License;

• exercise other rights in accordance with the applicable legislation of the Republic of Uzbekistan.

7. Specifications and Parameters of Equipment

No.	Description	Parameters (indicators)
7.1.	Coverage (area coverage)/city, district/	Offices of UNIVERSAL MOBILE SYSTEMS LLC in the Republic of Uzbekistan
7.2.	Type of equipment, name of the manufacturer, year of manufacture

Cisco Systems Private Automated Branch Exchange: Cisco ASR1004 Router - 2 units Cisco ASA5540 Firewalls - 2 units Cisco C3750G-24 Switchers -4UNITS Cisco ASA 5585-X-2 units, year of manufacture - 2009.

7.3.	Networking scheme	Annex
7.4.	Type of channels between the packet switch nodes	Analog and digital
7.5.	Spectral windows (rated value)	N/A
7.6.	List of leased equipment or facilities in use	N/A
7.7.	Number and date of the contracts (agreements) for using the equipment in lease	N/A
7.8.	Measurement assurance	Software
7.9.	Techniques and methods for facility protection	Supervision of premises is carried out using in-house resources

8. Special Conditions

8.1. Any controversy or dispute arising under the License shall be settled by negotiations, otherwise - by the Economic Court of the Republic of Uzbekistan.

8.2. The Licensee may appeal at court the decision on termination, revocation or suspension of the License in the manner prescribed by law.

8.3. The decision to terminate and revoke the License shall be sent to the Licensee to the administration at its location and other state power and administration bodies within 3 days.

8.4. The Licensee shall submit the License to the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan within 10 days upon receipt of the decision to terminate or revoke the License.

Chairman of the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan.

H.M. Mirzakhidov Stamp Signature

Director of “UNIVERSAL MOBILE SYSTEMS” LLC

D.G. Nagorny Stamp Signature